Exhibit 21.1

Subsidiaries of Solitario Exploration & Royalty Corp.

Solitario Exploration & Royalty Corp. [Colorado]

- Altoro Gold Corp. [British Columbia, Canada]

 - Altoro Gold (BVI) Corp. [British Virgin Islands]

- Minera Altoro (BVI) Ltd. [British Virgin Islands]

- Minera Altoro Brazil (BVI) Corp. [British Virgin Islands]

- Minera Chambara, S.A. [Peru] (85% in January 2015)

- Minera Solitario Peru, S.A. [Peru]

- Minera Bongará, S.A. [Peru] (39% in January 2015)

- Minera Soloco, S.A. [Peru]

- Mineração Solitario Brazil, Ltd [Brazil]

- Minera Solitario Mexico, S.A. [Mexico]

- Mt. Hamilton, LLC [Colorado] (80%)